POWER OF ATTORNEY
     Each of the persons whose signature appears below hereby constitutes and appoints Edward MacNeil and Robert D. Lister, and each of them severally, as his true and lawful attorney or attorneys with power of substitution and re-substitution to sign in his name, place and stead in any and all such capacities the 10-K, including the French language version thereof, and any and all amendments thereto and documents in connection therewith, and to file the same with the United States Securities Exchange Commission (the “SEC”) and such other regulatory authorities as may be required, each of said attorneys to have power to act with and without the other, and to have full power and authority to do and perform, in the name and on behalf of each of the directors of the Corporation, every act whatsoever which such attorneys, or either of them, may deem necessary of desirable to be done in connection therewith as fully and to all intent and purposes as such directors of the Corporation might or could do in person.
Dated this 20th day of July, 2007

Signature	Title

“Richard L. Gelfond” Richard L. Gelfond	Co-Chairman and Co-Chief Executive Officer (Principal Executive Officer)

“Bradley J. Wechsler” Bradley J. Wechsler	Co-Chairman and Co-Chief Executive Officer (Principal Executive Officer)

“Neil S. Braun” Neil S. Braun	Director

“Kenneth G. Copland” Kenneth G. Copland	Director

“Garth M. Girvan” Garth M. Girvan	Director

“David W. Leebron” David W. Leebron	Director

“Marc A. Utay” Marc A. Utay	Director

“Edward MacNeil” Edward MacNeil	Chief Financial Officer (Principal Financial Officer)

“Jeffrey Vance” Jeffrey Vance	Co- Controller (Principal Accounting Officer)

“Vigna Vivekanand” Vigna Vivekanand	Co- Controller (Principal Accounting Officer)